EX.99.13(a)(4)

On January 19, 2023, the Audit Committee of the Board of Trustees of Investment Managers Series Trust II (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the AXS Dynamic Opportunity Fund and the AXS Tactical Income Fund (each a “Fund” collectively the “Funds”) independent registered public accounting firm upon the reorganization of the ACM Dynamic Opportunity Fund and the ACM Tactical Income Fund (the “Predecessor Funds”) for the fiscal period ended September 30, 2023. Previously, BBD, LLP (“BBD”) served as the independent registered public accounting firm to the Predecessor Funds.

BBD’s report on the financial statements for the Predecessor Funds for fiscal years ended December 31, 2022 and December 31, 2021 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds’ fiscal years ended December 2021, December 31, 2022 and through January 19, 2023 there were no (i) disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Predecessor Funds financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the period prior to December 31, 2022 and through January 19, 2023, neither the Funds nor anyone on behalf of the Funds had consulted Tait on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Tait does not reflect any disagreements with BBD or dissatisfaction by the Funds, the Board, or the Audit Committee with the performance of BBD.

December 8, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Investment Managers Series Trust II

File no. 811-22894

Dear Sir or Madam:

We have read Exhibit EX-99.13(a)(4) of Form N-CSR of ACM Dynamic Opportunity Fund and ACM Tactical Income Fund, each a series of shares in Investment Managers Series Trust II, dated December 8, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP